SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):July 27, 1999



                            Cox Communications, Inc.
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             (Exact name of Registrant as specified in its charter)


                                    Delaware
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         (State or other jurisdiction of incorporation or organization)




           1-6590                                58-2112288
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    (Commission File Number)         (I.R.S. Employer Identification Number)


                              1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
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               (Address of principal executive offices) (Zip Code)


                                 (404) 843-5000
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              (Registrant's telephone number, including area code)



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Item 5.   Other Events

     On July 27, 1999, Cox Communications, Inc. ("CCI") issued the following press release:

Cox Communications to Acquire Multimedia Cable TV Assets From Gannett.

                    Cox reaches 6 million customer milestone

     ATLANTA - Cox Communications, Inc. ("Cox") (NYSE:COX) announced today that it has signed a definitive agreement with Gannett Co., Inc. ("Gannett") to acquire its cable television operations serving 522,000 customers in Kansas, Oklahoma and North Carolina for $2.7 billion in cash.

     Because the transaction has been structured as a purchase of assets, based on conservatives assumptions, it will generate approximately $350 million in tax benefits to Cox. Net of these benefits, the $2.35 billion value represents $4,500 per subscriber or 15.6 times estimated 2000 operating cash flow.

     The agreement has been approved by the boards of Gannett and Cox, and will be subject to necessary government and regulatory approvals. It is expected to close by the end of the first quarter of 2000.

     By year-end 1999, the systems are expected to serve 303,000 customers in Kansas, including Wichita, Topeka and Manhattan; 122,000 customers in Oklahoma City, Oklahoma; and 97,000 customers in North Carolina, including Greenville and Rocky Mount.

     "Gannett's cable properties are a natural fit with our growth strategy of adding large, technologically advanced properties in stand-alone markets and in markets contiguous to our existing operations. This acquisition will allow us to establish a large presence in Kansas and will significantly enhance our already strong presence in Oklahoma," commented Jim Robbins, Cox Communications President and CEO. "these systems are also highly advanced technologically -- 75% having already been upgraded to 750 Mhz -- which will allow us to expedite the introduction of the full-service package of video, voice and high-speed data services that Cox already offers in many of its largest markets."

     In addition to this transaction, Cox has recently announced plans to acquire 495,000 customers from AT&T and 833,000 customers from TCA Cable.
Following closing of these transactions, Cox will serve more than 2.4 million customers in a six state region in the central U.S., including Oklahoma, Arkansas, Louisiana, Texas, Kansas and Nebraska. Additionally, Cox announced in April plans to acquire 264,000 customers from Media General, pushing its total anticipated number of customers served to more than 6 million in 18 states.

     According to Robbins, the Gannett transaction marks a milestone for Cox's mergers and acquisition activity and for the company's growth strategy. "We've achieved a great deal of strategic growth in a short period of time through acquisitions, successfully growing our customer base by more than 2 million while expanding our footprint in highly clustered geographic regions.

     "We believe that 6 million customers is a formidable size in today's environment. Our recent acquisitions provide us the size and scale that will enable us to remain a significant player in the broadband communications industry. We will, however, always be on the lookout for opportunistic transactions that enhance our current clusters."

     Morgan Stanley Dean Witter and Daniels & Associates served as financial advisors to Cox in the transaction.

     Following the close of pending cable system acquisitions, Cox will serve approximately 6 million customers nationwide, making it the nation's fourth largest cable company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand, local and long distance telephone services under Cox Digital Telephone brand; high-speed Internet access via Cox@Home; advanced digital video programming services under the Cox Digital TV brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Exite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those Cox anticipates. Factors that could have a material and adverse impact on actual results are described in Cox's current report on Form 10-K, dated March 29, 1999. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Cox's Form 10-K.

   CONTACT:
   Cox Communications, Inc.
   Media          Ellen East, 404-843-5854
                  pager:  888-773-6994
                  -or-
                  Amy Porter Cohn, 404-843-5769
                  pager:  888-395-1854
Analysts/Investors:
                  Mark Major, 404-843-5447
                  pager:  888-467-9374

Item 7.  Exhibits

         Exhibit 2.1 Asset Purchase Agreement between Multimedia Cablevision, Inc. and Cox Communications, Inc.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             COX COMMUNICATIONS, INC.


         Dated: July 27, 1999                 By: /s/ Andrew A. Merdek
                                                  -------------------
                                                  Andrew A. Merdek
                                                  Secretary